Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of January 18, 2017, between

Fidelity Management & Research Company

and

FMR Investment Management (Hong Kong) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date	Annual Sub-Advisory Fee Rate (bp)
Fidelity Hereford Street Trust	Fidelity Flex Government Money Market Fund	Money Market	1/18/2017	12.50
Fidelity Municipal Trust	Fidelity Flex Conservative Income Municipal Bond Fund	Fixed-Income	7/20/2017	15.00
Fidelity Salem Street Trust	Fidelity Flex Inflation-Protected Bond Index Fund	Fixed-Income	1/18/2017	2.50
Fidelity Salem Street Trust	Fidelity Flex International Index Fund	Equity	1/18/2017	10.00
Fidelity Salem Street Trust	Fidelity Flex Large Cap Growth Index Fund	Equity	1/18/2017	2.50
Fidelity Salem Street Trust	Fidelity Flex Large Cap Value Index Fund	Equity	1/18/2017	2.50
Fidelity Salem Street Trust	Fidelity Flex Mid Cap Index Fund	Equity	1/18/2017	6.00
Fidelity Salem Street Trust	Fidelity Flex Real Estate Index Fund	Equity	1/18/2017	7.00
Fidelity Salem Street Trust	Fidelity Flex Short-Term Treasury Bond Index Fund	Fixed-Income	1/18/2017	2.50
Fidelity Salem Street Trust	Fidelity Flex Small Cap Index Fund	Equity	1/18/2017	7.50
Fidelity Salem Street Trust	Fidelity Flex U.S. Bond Index Fund	Fixed-Income	1/18/2017	2.50

Agreed and Accepted as of December 07, 2017

Fidelity Management & Research Company	FMR Investment Management (Hong Kong) Limited

By: /s/Harris Komishane	By: /s/Sharon Lecornu
Name: Harris Komishane	Name: Sharon Lecornu
Title: Treasurer	Title: Director